Exhibit 10.2

NEW YORK MORTGAGE TRUST, INC.

2013 INCENTIVE COMPENSATION PLAN AS AMENDED FOR

THE YEAR ENDING DECEMBER 31, 2015

New York Mortgage Trust, Inc.’s 2013 Incentive Compensation Plan as amended for the year ending December 31, 2015 (the “Plan”) is a plan under which New York Mortgage Trust, Inc. (the “Company”) intends to pay discretionary bonus awards (“Bonus Awards”) to eligible employees. Bonus Awards under the Plan will be paid annually. The amount of a Bonus Award will be based upon the Company’s and the employee’s performance during the fiscal year. The portion of the Plan payable under the Quantitative Component (as defined below) is intended to provide employees with “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

I.              Purposes. The Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of the Plan are to: (i) attract and retain top performing employees; (ii) motivate employees by tying compensation to the Company’s financial performance and (iii) reward exceptional individual performance that supports the Company’s overall objectives.

II.             Effective Date. All eligible employees of the Company may participate in the Plan, except for employees who commence employment pursuant to an offer letter that excludes participation in the Plan. Those employees who are determined to be eligible for Bonus Awards under the Plan are called “Participants.” An employee must commence employment or otherwise become eligible to participate in the Plan no later than July 1 of the Plan year; provided, however that the Compensation Committee of the Board of Directors of the Company, or its delegate (the “Compensation Committee”), may make exceptions to this requirement in its sole discretion as it deems appropriate. Being a Participant does not entitle the individual to receive a Bonus Award.

III.            Plan Year. The Plan operates on a fiscal year basis, January 1st through December 31st (the “Fiscal Year”), commencing on January 1, 2015.

IV.            Bonus Awards. Bonus Awards are discretionary payments. A Participant must be an active employee in good standing and on the Company’s payroll on the day the Bonus Award is paid to receive any portion of the bonus payment. A Participant who is not actively employed or on an approved payroll for whatever reason on the date a Bonus Award is paid is not entitled to a partial or pro rata Bonus Award. Notwithstanding the foregoing, a Participant may be eligible to receive a Bonus Award pursuant to his or her employment agreement even if such Participant is not actively employed or on an approved payroll on the date a Bonus Award is paid. Additionally, the Compensation Committee may make exceptions to the foregoing in its sole discretion as it deems appropriate. There is no minimum award or guaranteed payment. Bonus Awards will be paid within 60 days of the Fiscal Year end. A Bonus Award is calculated at the discretion of the Compensation Committee after considering the Company’s performance, the Participant’s minimum, target and maximum bonus opportunities in light of the Company’s performance and the employee’s performance for the Fiscal Year.

V.           Components of the Plan. The Plan shall be divided into two components, a quantitative component (the “Quantitative Component”) and a qualitative component (the “Qualitative Component”). The Quantitative Component will be based on the average of the following three Company performance measures, each as defined below: (i) adjusted return on equity (“AROE”); (ii) total economic return (“TER”); and (iii) total common stockholder return (“TSR” and together with AROE and TER, the “Quantitative Company Performance Measure”). The amount of each Participant’s bonus will be contingent on the Quantitative Company Performance Measure meeting certain performance levels (as described below).

a.     Quantitative Component. The size of the Quantitative Component shall be contingent upon the Quantitative Company Performance Measure exceeding specified hurdle rates for the Fiscal Year set by the Compensation Committee. The size of the Quantitative Component of each Participant’s Bonus Award shall be based on the Participant’s responsibilities at the Company. The percentages of his or her quantitative component will be as follows:

Quantitative Percentage of Bonus Award
Name
Steven R. Mumma	80%
Nathan R. Reese	65%
Kristine R. Nario	25%
All Other Employees	Will vary based on employee

i.       Adjusted Return on Equity. AROE is defined as (A) GAAP net income, as reported in the Company’s annual financial statements for the 2015 fiscal year, excluding unrealized gains and losses related to the consolidated multi-family loans held in securitization trusts, divided by (B) the Company’s annual average GAAP common stockholders’ equity for the 2015 fiscal year, as adjusted to exclude the impact of unrealized gains and losses reported in other comprehensive income on GAAP common stockholders’ equity and cumulative unrealized gains and losses from acquisition date related to the consolidated multi-family loans held in securitization trusts (“Adjusted Stockholders’ Equity”). The Company’s annual average Adjusted Stockholders’ Equity is calculated by averaging the Company’s Adjusted Stockholders’ Equity for each of the four quarters in the year, with the respective quarterly amounts calculated by averaging (1) Adjusted Stockholders’ Equity for the previous quarter end and (2) Adjusted Stockholders’ Equity for the current quarter end. In its discretion, the Committee may elect to adjust the average Adjusted Stockholders’ Equity for capital raises that occurred during the measurement period to properly reflect the weighted average amount outstanding during the period.

ii.      Total Economic Return. TER is defined as (A) the sum of (i) the Company’s book value per common share at December 31, 2015 and (ii) the aggregate dividends per common share declared by the Company during 2015, divided by (B) the Company’s book value per common share at December 31, 2014.

iii.     Total Common Stockholder Return. TSR is defined as (A) the sum of (i) the closing per share sales price of the Company’s common stock on December 31, 2015 and (ii) the aggregate dividends per common share declared by the Company during 2015, divided by (B) the closing per share sales price of the Company’s common stock on December 31, 2014.

The Quantitative Component payout amount shall be determined by Participant as follows:

Executive	Quantitative Company Performance Measure Hurdle	Payout as a % of Base Salary Upon Achievement of Hurdle
Steven R. Mumma	Less than 8%	0%
	8%	100%
	11%	200%
	14%	300%
	Greater than 14%	300%(1)
Kristine R. Nario	Less than 8%	0%
	8%	50%
	11%	75%
	14%	125%
	Greater than 14%	125%(1)
Nathan R. Reese	Less than 8%	0%
	8%	50%
	11%	100%
	14%	150%
	Greater than 14%	150%(1)

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(1) At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of the Quantitative Company Performance Measure in excess of 14%.

For all other Participants, the payout percentages will vary based on the employee. Payout percentages will be pro-rated based on achievement of specified return hurdles under the Quantitative Company Performance Measure for the Fiscal Year. Actual Bonus Award earned under the Quantitative Component is calculated by multiplying the product of the applicable payout percentage by the Participant’s base salary. Notwithstanding the table above, the Compensation Committee may decide to increase or decrease the percentage payout based on the Company’s performance relative to its peers.

b.     Qualitative Component. The percentage of the Qualitative Component for the Bonus Award by Participant shall be determined by subtracting the Participant’s Quantitative Component percentage from 100%. The Qualitative Component for each Participant can range from zero up to 3 times their respective base salary multiplied by the Qualitative Component percentage.

The Compensation Committee may consider the following qualitative performance factors when determining the amount of the Qualitative Component in addition to any other factors that the Compensation Committee deems to be appropriate: (i) for the Chief Executive Officer (the “CEO”): (A) leadership of the Company, (B) investor relations, shareholder communications and capital raising, (C) the Company’s performance relative to its budget and (D) risk management and capital preservation, and (ii) for all other Participants, qualitative performance objectives determined annually by the CEO and the Board, which may include criteria such as: (A) business unit/functional area performance and (B) leadership and organizational development.

VI.     Form of Bonuses. Bonus Awards under the Plan will be paid in a combination of cash and restricted stock. Shares of restricted stock issued as payment of all or a portion of the Bonus Awards under the Plan will be issued pursuant to the Company’s 2010 Stock Incentive Plan (or successor plan) and will vest ratably on an annual basis over a three-year period or such other period as may be determined by the Compensation Committee. The following table sets forth the percentage of Bonus Award payable in restricted stock for each Participant at various payout levels:

Named Executive Officer	Minimum	Target	Maximum
Steven R. Mumma	25%	38%	50%
Nathan R. Reese	25%	25%	25%
Kristine R. Nario	25%	25%	25%

The named executive officers may elect, subject to the approval of the Compensation Committee, to have a greater percentage of the bonus compensation earned under the Plan to be paid in restricted common stock. The balance of any bonus compensation payable to an individual under the Plan not paid in restricted stock will be paid in cash.

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